                                                                   EXHIBIT 12.1

                   FRONTIER OIL CORPORATION AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES


                                  Three Months Ended
                                     March 31,                Year Ended December 31,
                                  ------------------ ------------------------------------------
                                    2003      2002    2002     2001    2000     1999     1998
                                   -------   ------  ------- -------- ------- --------  -------
                                                 (in thousands except ratio)
EARNINGS AVAILABLE FOR
  FIXED CHARGES
Income from continuing operations
  before income taxes............ $(5,922)   $  359  $ 2,088 $135,726 $39,281 $(15,196) $18,968
Add: Fixed Charges (excluding
  capitalized interest)..........   8,215     7,613   31,380   35,113  38,438   12,381    8,985
                                   -------   ------  ------- -------- ------- --------  -------
Adjusted Earnings................ $ 2,293    $7,972  $33,468 $170,839 $77,719 $ (2,815) $27,953
                                   =======   ======  ======= ======== ======= ========  =======
FIXED CHARGES
Interest Expense(a)..............   7,513     6,976   27,955   31,146  34,738   11,481    8,320
Interest component of leases(b)..     877     1,036    3,767    3,967   3,700      900      867
                                   -------   ------  ------- -------- ------- --------  -------
Fixed Charges.................... $ 8,390    $8,012  $31,722 $ 35,113 $38,438 $ 12,381  $ 9,187
                                   =======   ======  ======= ======== ======= ========  =======
Ratio of Earnings/Fixed Charges..      --       1.0      1.1      4.9     2.0       --      3.0
Coverage Deficiency(c)........... $ 6,097    $   40  $    -- $     -- $    -- $ 15,196  $    --

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(a) Interest expense includes both expensed and capitalized as well as amortization of discount on 11 3/4% bond and deferred finance costs.

(b) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.
(c) The earnings for the three months ended March 31, 2003 and for the year ended December 31, 1999 were inadequate to cover fixed charges.